UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Preliminary Information Statement

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CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED  BY RULE 14C-5(D)(2))

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Definitive Information Statement

LASER RECORDING SYSTEMS, INC.

 (Name of Registrant As Specified In Its Charter)

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(3)  Filing Party:

Laser Recording Systems, Inc.

(4)  Date Filed:

April 19, 2002

LASER RECORDING SYSTEMS, INC.

1395 New York Avenue

Huntington Station, NY 11746

(800) 786-1352

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NOTICE OF ACTION BY

WRITTEN CONSENT OF SHAREHOLDERS

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To the Shareholders:

On April 19, 2002, holders of a majority of the common stock, no value, of Laser Recording Systems, Inc. acted by written consent in lieu of a special meeting of shareholders to adopt amendments to our Certificate of Incorporation. The amendment will increase the number of shares which the corporation is authorized to issue from 10 million shares without par value to 400 million shares without par value. It will also increase the number of shares of "blank check" preferred stock which the corporation is authorized to issue from five million shares to ten million shares.

The holders of a majority of the common stock also

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approved an amendment to the Company's  Certificate of Incorporation to effect a reverse stock split of the Company's common stock and to grant the Company's Board of Directors the  authority to set the ratio for the reverse stock split at up to one-for-four, or not to complete the reverse stock split, in its sole discretion, and

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authorized the board of directors in their discretion to amend the certificate of incorporation to select a new corporate name as may be determined by the board within the following calendar year.

The Board of Directors has fixed April 23, 2002 as the record date for determining the holders of common stock entitled to notice and receipt of this Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors:

/s/ Carrie Niemiera

Carrie Niemiera

SECRETARY

April 30, 2002

Preliminary copy

LASER RECORDING SYSTEMS, INC.

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INFORMATION STATEMENT

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INTRODUCTORY STATEMENT

Laser Recording Systems, Inc. ("Laser Recording") is a New Jersey corporation with its principal executive offices located at 1395 New York Avenue, Huntington Station, NY 11746. Our telephone number is (800) 786-1352. This Information Statement is being sent to shareholders by our Board of Directors to tell you about action the holders of a majority of our common stock have taken by written consent, in lieu of a special meeting of the shareholders. The actions were taken on April 19, 2002. They will be effective when we file one or more certificates of amendment to our certificate of incorporation with the State of New Jersey. We expect to file an amendment increasing the number of shares we are authorized to issue on or about May 20, 2002. This amendment will increase the number of shares which we are authorized to issue from 10 million shares without par value to 400 million shares without par value. Unless we have reached at least an agreement in principle for a business combination before filing the first certificate of amendment, we will delay filing amendments changing the name of the corporation and completing a reverse split until a later date.

Copies of this Information Statement are being mailed on or before April 30, 2002 to the holders of record on April 23, 2002 of the outstanding shares of our common stock.

BACKGROUND

For the last several years, management has been seeking a business combination with another operating company. We have discussed and explored a variety of potential business combination candidates, but as of the present time we have not identified a specific candidate for a business combination. During the course of our discussions it became clear that in nearly all cases some change in our authorized capital, and also in the number of shares outstanding, would be required. The potential candidate wanted to avoid the delays that we would experience if we had to go through the shareholder approval process needed to change our capital structure as part of the transaction, or to change the corporate name after the transaction. As a result of these discussions, the Board of Directors recommended, and the majority of shareholders approved, proposals to

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increase in the number of shares we could issue to 400 million

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authorize the Board of Directors to complete a reverse split of the outstanding common stock on the basis of not fewer than one share for each four outstanding shares without having to seek additional shareholder approval, and

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change the name of the corporation to a name selected by the board in its discretion without having to seek additional shareholder approval.

Management believes that these changes will put us in a more favorable position to negotiate and complete a business combination. Management does not have a particular business combination before it at the present time.

PURPOSE AND EFFECTS OF THE INCREASE IN AUTHORIZED CAPITAL STOCK

One of the amendments the shareholders approved will increase the number of shares of common stock that we are authorized to issue from 10,000,000 to 400,000,000 shares and increase the number of shares of "blank check" preferred stock we are authorized to issue from 5 million to 10 million shares.

Reasons

Increase in authorized common stock

The present lack of enough authorized but unissued shares is preventing us from completing potential acquisitions. It may also prevent us from responding to other corporate needs such as financing transactions, employee benefits and other corporate purposes.

The increase in authorized capital stock will make additional authorized but unissued shares available to honor commitments for exercise of outstanding warrants and will provide the needed flexibility to respond to opportunities as they arise.

Our board of directors believes that the increase in the authorized number of shares of common stock is necessary to provide enough shares in the future for possible future mergers or acquisitions or for use in raising additional capital.

As of April 18, 2002, we had issued and outstanding all of the 10 million shares of common stock that we were authorized to issue. We have also granted warrants to purchase 1,800,000 shares of common stock to our officers and directors in lieu of salary. If these officers and directors were to exercise their warrants we would not have the shares available to issue to them and we would have to buy those shares in the open market. The amendment will increase the number of shares we are authorized to issue by an additional 390,000,000 shares to 400,000,000 shares. This will allow the officers and directors who have been serving for a number of years without compensation to exercise their warrants without our having to buy the shares in the open market. After the amendment is filed, we will reserve 1,800,000 shares for issuance on the exercise of management's warrants. We may also issue additional warrants for the services being performed by management without cash compensation. We have not determined at the present time how many additional shares might be reserved for additional warrants to be granted to management. Any warrants of this type would, if exercised, dilute the interests of present shareholders. Management believes that the additional shares that were authorized should be sufficient, after any additional warrants might be granted, to complete a business combination, if that opportunity presents itself, promptly without the need for further shareholder approval.

The unissued and unreserved shares of our common stock will be available for any proper corporate purpose, as authorized by the board of directors, without further approval by our shareholders, except as otherwise required by law. Our shareholders do not have any preemptive or other rights to purchase additional shares of our common stock. Further issuances of additional shares of common stock or securities convertible into common stock, therefore, may dilute the existing holders of our common stock.

Increase in authorized preferred stock

The amendment to our amended and restated certificate of incorporation will also increase the number of shares of preferred stock that we are authorized to issue. This proposal would increase the number of shares of preferred stock that we are authorized to issue from 5,000,000 to 10,000,000 shares. The certificate of incorporation also now designates 225,321 shares of preferred stock as "Class B Cumulative Convertible Preferred Stock." There are no shares of Class B preferred stock outstanding, and the amendment would delete the designation of those shares so that no shares would be designated as being of a particular class unless and until the board of directors determines otherwise. Our board of directors has determined that this proposal is advisable and in the best interests of Laser Recording.

The amended and restated certificate of incorporation will authorize the issuance of "blank check" preferred stock with the designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board will be empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

We have in the past issued shares of our preferred stock to obtain financing. However, as of the date of this information statement all of that preferred stock has been converted into common stock, so no preferred stock is outstanding.

In our discussions with possible business combination candidates, we often found that the candidate expected to raising additional funds either at the same time or shortly after the business combination. Our board of directors believes that the increase in the authorized number of shares of preferred stock of Laser Recording is necessary to provide enough shares available in the future for use in connection with raising additional capital.

The unissued and unreserved shares of our preferred stock will be available for any proper corporate purpose, as authorized by the board of directors, without further approval by our shareholders, except as otherwise required by law. Our shareholders do not have any preemptive or other rights to purchase additional shares of our preferred stock. Further issuances of additional shares of securities convertible into common stock, therefore, may dilute the existing holders of our common stock.

The issuance of preferred stock could discourage, delay or prevent a change in control of Laser Recording and also may discourage a third party from making a tender offer or otherwise attempting to obtain control of Laser Recording even though the transaction might be economically beneficial to Laser Recording and its shareholders.

For all the above reasons, we believe the increases in authorized common stock and preferred stock our in the best interests of both Laser Recording and its shareholders.

REVERSE STOCK SPLIT

Introduction

Our Board of Directors believes it is advisable and in the best interests of our shareholders to authorize a reverse stock split of our outstanding common stock, with the size of the reverse split to be fixed by the board. The Board may implement the reverse split in its sole discretion at any time within one year after the date the change was authorized. The Board will have the authority to set the ratio for the reverse stock split at up to one-for-four.

The principal effect of the reverse split would be to decrease the number of shares of common stock that are outstanding. Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder would hold the same percentage of common stock outstanding immediately following the reverse split as the shareholder held immediately before the reverse split. The relative voting and other rights that accompany the shares of common stock would not be affected by the reverse split.

As of April 18, 2002, we had approximately 750 record holders of common stock. We estimate that, after the reverse stock split, we will continue to have approximately the same number of stockholders.

We will not be making any cash payment for fractional shares that result from the split. A stockholder who would otherwise be entitled to only a fraction of a share as a result of the reverse split receive a certificate for one post-reverse split share. Other fractional shares that would result from the reverse split will be rounded up or down to the nearest whole share.

The Board was authorized to implement the reverse split or to abandon the reverse split, as determined in its sole discretion. The Board will set the ratio for the reverse split or abandon the reverse split as it determines is advisable considering relevant market conditions and any other facts it things appropriate at the time of the reverse split. The Board believes that the granting of this discretion to the Board, rather than approval of an immediate reverse stock split of a specified ratio, provides the Board with maximum flexibility to react to current market conditions and to any proposal by a potential candidate for a business combination.

The reverse split will become effective upon filing the Certificate of Amendment with the Secretary of State of New Jersey or at such later date as may be set forth in the Certificate of Amendment.

No dissenters' rights

Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under New Jersey law in connection with the amendment to our charter to complete the reverse split.

Background of the reverse split

The companies with whom we had preliminary discussions of possible business combinations had a wide variety of capital structures. In nearly every case we would have to make some change in the capital structure to arrive at an acceptable capitalization for the combined companies. We found that just as potential candidates wanted to avoid the delays that would be unencountered in shareholder approval process needed to increase are authorized shares as part of the transaction, they also wanted to avoid similar delays in completing any necessary reverse split. As a result of these discussions, the Board of Directors recommended, and the majority of shareholders approved, a reverse split without having to seek additional shareholder approval.

Material Federal income tax consequences of the reverse stock split

The following is a summary of the material federal income tax consequences of the reverse stock split to holders of common stock and to Laser Recording. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions currently in effect, all of which are subject to change. The summary does not address all aspects of federal income taxation that may apply to a shareholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The discussion assumes throughout that shareholders have held the shares of Laser Recording common stock subject to the reverse stock split as capital assets at all relevant times. The summary does not cover the applicability and effect of any state, local or foreign tax laws on the reverse stock split, and investors should accordingly consult their own tax advisors for information about the state, local and foreign tax consequences of the transaction.

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Shareholders will not recognize gain or loss from the reverse split. Their adjusted tax basis of their new common stock will be the same as their adjusted tax basis in their existing common stock. The holding period of new common stock received as a result of the reverse split will be the same as holding period for the shareholder's existing common stock.

The reverse split will be a tax-free recapitalization to Laser Recording under the Internal Revenue Code. Laser Recording will not recognize any gain or loss as a result of the reverse split. There will not be any other material tax consequences to Laser Recording from the transaction. The tax consequences of the reverse split to affiliates of Laser Recording who are shareholders will be the same to those affiliates as they are to other shareholders. There will be no material tax consequences from the reverse split to affiliates who are not shareholders of Laser Recording.

EXCHANGE OF CERTIFICATES

When the reverse stock split is effected, Laser Recording or its transfer agent will provide holders of record on the effective date of the reverse stock split with transmittal forms and instructions for exchanging their stock certificates for a new certificate or certificates representing the appropriate number of new shares of Laser Recording common stock. On the effective date of the reverse stock split, each certificate representing an outstanding share of Laser Recording common stock will be deemed for all corporate purposes, and without further action by any person, to evidence ownership of the reduced whole number of new shares of Laser Recording common stock.

If certificates for shares of common stock have been lost or destroyed, we may, in our discretion, accept a properly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to us, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to shareholders of record after the reverse stock split is effected.

We will send the transmittal form and instructions to shareholders of record promptly after the effective date of the reverse stock split. Do not send in your stock certificate until you receive the transmittal form and instructions.

Shareholders will not have to pay any brokerage commissions in connection with the exchange of certificates.

DESCRIPTION OF COMMON STOCK

We are presently authorized to issue 10,000,000 shares of Common Stock, no par value per share. As of April 18, 2002, 10 million shares were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by shareholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available for dividends.

The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and nonassessable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 18, 2002, certain information with respect to the beneficial ownership of shares of Common Stock of (i) all shareholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, and (ii) each director of the Company and each executive officer of the Company and (iii) all directors and executive officers of the Company has a group. The beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned
	Number	Percent
Carl Lanzisera (2)	6,976,593	64.0%
Walter J. Hinchcliffe (3)	800,000	7.8%
Carrie Neiviera (4)	600,000	5.8%
Harvey Kash (5)	600,000	5.8%
All current directors and executive officers as a group (4 persons)	8,976,593	76.1%

(1)

Except as otherwise indicated, (i) the shareholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all shareholders listed in the table is c/o Laser Recording Systems, Inc., PO Box 214, Huntington Station, NY 11746

(2)

Includes 6,076,593 shares held by Mr. Lanzisera, and a warrant to purchase an additional 900,000 shares exercisable within 60 days.

(3)

Includes 500,000 shares and a warrant to purchase an additional 300,000 shares exercisable within 60 days.

(4)

Includes 300,000 shares and a warrant to purchase an additional 300,000 shares exercisable within 60 days.

(5)

Includes 300,000 shares and a warrant to purchase an additional 300,000 shares exercisable within 60 days.

COSTS OF INFORMATION STATEMENT

The Company will bear the cost of preparing, printing, and mailing this information statement.

AVAILABLE INFORMATION

Laser Recording is required to file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can get copies of these reports, proxy statements and other information at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. You can also view these filings at the Commission's website at http://www.sec.gov.

SHAREHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the 2001 annual meeting of shareholders must be received by the Secretary of the Company no later than June 30, 2002.

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